Exhibit 5
BOSE
McKINNEY
& EVANS llp
ATTORNEYS AT LAW
December 28, 2010
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Dear Sirs:
We are acting as counsel to Emmis Communications Corporation, an Indiana corporation (the “Company”), in connection with the registration by the Company of shares of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”) to be sold by the Company in connection with the Company’s 2010 Equity Compensation Plan (the “Plan”). The Common Stock is the subject of a Registration Statement, as amended (the “Registration Statement”) filed by the Company on Form S-8 under the Securities Act of 1933, as amended.
We have examined photostatic copies of the Company’s Second Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, corporate records and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon.
Based upon and subject to the foregoing, it is our opinion that the Common Stock has been duly authorized by all necessary corporate action of the Company and upon issuance and delivery of such shares in the manner contemplated by the Plan and payment of legal consideration for such shares in an amount determined by the board of directors under Indiana law to be adequate at the time of sale, such shares of Common Stock will be legally issued, fully paid, and nonassessable.
This opinion is limited to the federal laws of the United States and the laws of the State of Indiana. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, that are currently in effect.
We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 filed under the Securities Act of 1933 relating to the Common Stock. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ BOSE McKINNEY & EVANS LLP
111 Monument Circle • Indianapolis, Indiana 46204 • (317) 684-5000 • Fax (317) 684-5173
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